EXHIBIT 21

             SUBSIDIARIES OF PHARMACEUTICAL MARKETING SERVICES INC.



 Subsidiary Name                        Domicile


PMSI Holdings Limited                   Delaware
PMSI Scott-Levin Inc.                   New Jersey
PMSI Finance Limited                    Delaware
PMSI Database Services Inc.             Delaware
Source Informatics European             Delaware
  Holdings Inc.
Source Informatics European             Delaware
  Holdings LLC
Source Informatics European             Delaware
  Finance Inc.
PMSI Belgium S.A.                       Belgium


Inedi S.A.                              Belgium
Medical Time Communication Sprl         Belgium
Source Informatics Belgium N.V.         Belgium


Pharma Informatics Inc.                 Delaware
Medical Informatics KK                  Japan
PMSI Ltd.                               U.K.
ISIS Ltd.                               U.K.